Exhibit 99.2

PERELLA WEINBERG PARTNERS

767 FIFTH AVENUE

NEW YORK, NY 10153

PHONE: 212-287-3200

FAX: 212-287-3201

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to (i) the use of our opinion letter dated October 5, 2014 to the Board of CareFusion Corporation (“CareFusion”), included as Annex B to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Becton, Dickinson and Company (“BD”), filed on November 4, 2014, relating to the proposed acquisition of CareFusion by BD and (ii) the references to such opinion and our firm in such joint proxy statement/prospectus under the captions: “Summary—Opinion of CareFusion’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the CareFusion Board of Directors; CareFusion’s Reasons for the Merger,” “The Merger—Opinion of CareFusion’s Financial Advisor,” and “The Merger—Certain Unaudited Prospective Financial Information.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

November 3, 2014

www.pwpartners.com

Partners have limited liability status